UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 9, 2022

TRITON INTERNATIONAL LIMITED
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Bermuda	001-37827	98-1276572
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Victoria Place, 5th Floor, 31 Victoria Street Hamilton HM 10, Bermuda
(Address of Principal Executive Offices, including Zip Code)

Telephone: (441) 294-8033
(Registrant's Telephone Number, Including Area Code)

Not applicable
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares, $0.01 par value per share	TRTN	New York Stock Exchange
8.50% Series A Cumulative Redeemable Perpetual Preference Shares	TRTN PRA	New York Stock Exchange
8.00% Series B Cumulative Redeemable Perpetual Preference Shares	TRTN PRB	New York Stock Exchange
7.375% Series C Cumulative Redeemable Perpetual Preference Shares	TRTN PRC	New York Stock Exchange
6.875% Series D Cumulative Redeemable Perpetual Preference Shares	TRTN PRD	New York Stock Exchange
5.75% Series E Cumulative Redeemable Perpetual Preference Shares	TRTN PRE	New York Stock Exchange
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
                                        Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 9, 2022, upon the recommendation of the Compensation and Talent Management Committee ("Committee"), the Board of Directors of the Company approved and adopted the Triton International Limited Executive Severance Plan (the "Plan"). The Plan is intended to provide severance benefits for selected senior management employees of the Company and its subsidiaries (each, a "Participant") in the event of such Participant's qualifying termination under the Plan. Capitalized terms used and not defined in this Current Report on Form 8-K have the respective meanings assigned to them in the Plan.

The Company's named executive officers, including Brian M. Sondey, the Company's Chief Executive Officer (the "CEO") (such officers together, the "NEOs"), will be eligible to participate in the Plan. The Plan will supersede, as to each Participant, the Company’s Employee Severance Plan, as well as any other separation protection agreements or understandings between the Company and any Participant, including the CEO's employment agreement, as further described below. The Plan has an effective date of February 9, 2022 and is administered by the Committee.

Under the Plan, upon a termination of employment without Cause or a resignation for Good Reason other than in connection with a Change in Control, each NEO would be eligible to receive the following severance benefits: (i) a payment equal to their base salary in effect at the time of termination, plus their target bonus opportunity for the fiscal year of termination, multiplied by one (or by 1.5 in the case of the CEO) and (ii) their pro-rated target bonus opportunity for the fiscal year of termination. NEOs are also entitled to COBRA (or other non-U.S. medical) continuation coverage paid by the Company for 18 months (or, if earlier, until the date they become eligible for coverage under another employer-provided plan).

Upon a termination of employment without Cause or a resignation for Good Reason during the period commencing ninety (90) days prior to, and ending on the second anniversary of, a Change in Control, each NEO would be entitled to receive the following severance benefits: (i) a payment equal to their base salary in effect at the time of termination, plus their target bonus opportunity for the fiscal year of termination, multiplied by 1.5 (or by 2 in the case of the CEO) and (ii) their full target bonus opportunity for the fiscal year of termination. NEOs are also entitled to COBRA (or other non-U.S. medical) continuation coverage paid by the Company for 18 months (or, if earlier, until the date they become eligible for coverage under another employer-provided plan).

As a condition of being eligible to participate in the Plan, each Participant will agree to be bound by certain non-competition, non-solicitation, confidentiality and non-disparagement covenants. The non-competition and non-solicitation covenants apply for 12-months following termination of employment for any reason. The confidentiality and non-disparagement covenants apply for an indefinite period. Participants are also required to sign a release of all claims against the Company prior to receiving severance benefits under the Plan.

Further, if any payments to a terminated Participant under the Plan or otherwise would be subject to "golden parachute" excise taxes under the Internal Revenue Code, the payments will be reduced to limit or avoid the excise taxes if and to the extent such reduction would produce an expected better after-tax result for the Participant.

In connection with the adoption of the Plan, and consistent with executive compensation actions taken by many other companies, the Committee has decided to cease the use of employment agreements for executive officers. As a result, the Company and Mr. Sondey have mutually agreed to terminate Mr. Sondey's Employment Agreement, dated November 3, 2004 (the "Employment Agreement"), effective as of February 11, 2022. The termination of the Employment Agreement does not reflect a termination of Mr. Sondey's employment with the Company and he will continue as the Company's CEO. The severance benefits previously provided to Mr. Sondey under the Employment Agreement will be superseded by the Plan.
The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the plan document, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein. A copy of the letter agreement terminating the Employment Agreement is attached hereto as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit
10.1	Triton International Limited Executive Severance Plan
10.2	Letter Agreement between Brian M. Sondey and Triton International Limited, dated February 11, 2022.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Triton International Limited

Date: February 14, 2022	By:	/s/ Carla L. Heiss
	Name:	Carla L. Heiss
	Title:	Senior Vice President, General Counsel and Secretary

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